SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

CLEVELAND-CLIFFS INC
(Name Of Registrant As Specified In Its Charter)

Not Applicable
(Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of filing fee (check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-II(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule or Registration Statement No.:

3.	Filing party:

4.	Date Filed:

CLEVELAND-CLIFFS INC
SPECIAL MEETING: OCTOBER 3, 2008
Voting Alert to Institutional Investors:
Required Certification regarding “Interested Shares”
Dear Cleveland-Cliffs Investor:
At the upcoming special meeting of Cleveland-Cliffs Inc (“Cleveland-Cliffs”) shareholders to be held on October 3, 2008, you will be asked to vote on a proposal by Harbinger Capital Partners (“Harbinger”) to acquire more than one-fifth (20%) but less than one-third (33 1/3%) of Cleveland-Cliffs’ outstanding common shares. Under Ohio law, one of the requirements for approval of this “Control Acquisition Proposal,” is that it be approved by holders of a majority of the voting power entitled to vote in the election of Cleveland-Cliffs directors, excluding the voting power of “Interested Shares” represented at the Special Meeting in person or by proxy.
In order to determine which shares are “Interested” each beneficial owner must certify as to whether or not such beneficial owner is voting “Interested Shares.”
Therefore, when you cast your vote, you will be asked to certify as to whether or not you hold “Interested Shares” as of September 2, 2008, the record date for the special meeting (“Record Date”). If some—but not all—of your shares are Interested Shares, you must specify the number of shares that are not Interested Shares. If you do not make a certification, OR if you certify that you are voting Interested Shares and you do not specify any amount of shares that is not Interested, ALL of the shares you vote will be deemed “Interested Shares.”
Voting Procedures
The methods by which you can vote and complete the required certification will differ according to the voting procedures in place at your institution. For example, Broadridge has advised us that if you vote using Broadridge’s ProxyEdge voting platform, Broadridge will consider that you are thereby certifying that your shares are “not Interested Shares.” If you are voting “Interested Shares” you must contact your Broadridge representative directly in order to vote your shares and make the appropriate certification.
We urge each institutional holder to coordinate closely with its voting agent to make sure that its vote will be properly cast and its certification accurately recorded.
Institutional investors with questions regarding the Certification or who need assistance in voting their shares, may also call our proxy solicitor, Innisfree M&A Incorporated, at (212) 750-5833.
“Interested Shares”
The definition of “Interested Shares” is detailed in the Cleveland-Cliffs’ proxy statement filed with the SEC on September 8, 2008 and in the certification of eligibility on the reverse side of Cleveland-Cliffs’ WHITE proxy card and are summarized below. We urge you to review the proxy materials carefully. We also urge you to contact your custodian to determine whether any of the shares you hold as of the Record Date qualify as “Interested Shares.”

“Interested Shares” include Cleveland-Cliffs shares acquired by any person for valuable consideration during the period beginning August 14, 2008, the date Harbinger delivered to Cleveland-Cliffs an Acquiring Person Statement (as defined under Ohio law), outlining the Control Acquisition Proposal, and ending on the Record Date (such period being referred to herein as the “Restricted Period”), if (A) the aggregate consideration paid by such person for such Cleveland-Cliffs shares exceeds $250,000 (based on the closing price for Cleveland-Cliffs on the Record Date, as reported on the New York Stock Exchange, the purchase of 2,703 Cleveland-Cliffs shares would exceed this threshold amount) or (B) the number of shares so acquired exceeds one-half of one percent of the Cleveland-Cliffs shares outstanding.
Under Ohio law, all shares, including the first $250,000 worth of such shares, acquired during the Restricted Period for an aggregate purchase price of more than $250,000 will be considered Interested Shares. For example, if you acquired $400,000 worth of CLF shares during the Restricted Period, all $400,000 worth of shares would be “Interested Shares.”
The above thresholds also apply to securities borrowed during the Restricted Period as well as securities that are returned to lenders during the Restricted Period.
Furthermore, shares that are considered Interested Shares because they were purchased during the Restricted Period as part of an aggregate purchase of $250,000 or more of shares will remain Interested Shares if owned by such purchaser as of the Record Date, even if the purchaser of such shares at some point during that period disposes of some of such shares. For example, in the case of a person who buys $1,000,000 worth of shares during the Restricted Period, then sells $800,000 worth of common shares during that period, all of such person’s shares acquired during that period and still owned as of the Record Date are Interested Shares.
Ohio law requires that shares acquired by persons acting in concert be aggregated for the purpose of calculating the $250,000 threshold for determination of Interested Share status. In the event that shares are entitled to be voted by more than one person, or two or more persons share voting power, all of such shares will be considered to be owned by each such person for purposes of determining whether such shares are Interested Shares.
Your vote at the Special Meeting is very important. We appreciate your cooperation in making sure that your shares are accurately represented.
Sincerely,
CLEVELAND-CLIFFS INC
September 17, 2008